                                    JFL MERGER CO.
                                BURKE INDUSTRIES, INC.

                                     $110,000,000
                              10% SENIOR NOTES DUE 2007

                                  PURCHASE AGREEMENT


                                                                 August 14, 1997

NationsBanc Capital Markets, Inc.
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255


Ladies and Gentlemen:

    A wholly owned subsidiary of J.F. Lehman Equity Investors I, L.P.
("JFLEI"), JFL Merger Co., a California corporation (the "MergerCo."), proposes to issue and sell to you (the "Initial Purchaser"), $110,000,000 principal amount of 10% Senior Notes Due 2007 (the "Notes") of Burke Industries, Inc., a California corporation (the "Company"), who shall succeed to MergerCo.'s obligation to deliver the Notes by merging with MergerCo. concurrently with the Closing Date (as defined herein). The Notes are to be issued under an indenture (the "Indenture") to be dated as of August 15, 1997 between the Company and certain of the subsidiaries of the Company acting as guarantors with respect to the obligations of the Company thereunder (the "Guarantors") and U.S. Trust Company of New York, N.A., as trustee (the "Trustee").

    The sale of the Notes to the Initial Purchaser will be made without registration of the Notes under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act. The Initial Purchaser has advised MergerCo. that the Initial Purchaser will offer and sell the Notes purchased by it hereunder in accordance with Section 4 hereof as soon as it deems advisable.
The Notes will have the benefit of certain registration rights, pursuant to a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A, to be dated as of August 20, 1997, between the Company and the Initial Purchaser (the "Registration Rights Agreement").

    In connection with the sale of the Notes, MergerCo. and the Company have prepared a preliminary offering Memorandum, dated July 31, 1997, (the "Preliminary Memorandum") and a final offering memorandum, dated August 14, 1997 (the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, MergerCo. and the Notes. MergerCo. hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchaser.

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Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined below) and are not meant to include any amendment or supplement, or any information incorporated by reference therein, subsequent to the Execution Time.

    1. INTRODUCTION. The Securities are being issued and sold in connection with the recapitalization (the "Recapitalization") of the Company by means of a merger of MergerCo. into the Company, with the Company as the surviving corporation, pursuant to an Agreement and Plan of Merger, dated as of August 13, 1997 (the "Merger Agreement") among the Company, J.F. Lehman & Company, a Delaware corporation, MergerCo., and certain shareholders of the Company. Pursuant to the Merger, all shares of the Company's common stock (the "Common Stock"), other than those retained by certain members of management and certain other shareholders (collectively, the "Continuing Shareholders") of the Company will be converted into the right to receive $9.31 per share in cash (the "Recapitalization Consideration"). Immediately after consummation of the Recapitalization, JFLEI and the Continuing Shareholders will own 65% and 15%, respectively, of the issued and outstanding shares of the Company's Common Stock on a fully diluted basis. Certain warrants to purchase the Company's Common Stock (the "Warrants") will be issued in conjunction with the issuance of the 11 1/2% Series A Cumulative Redeemable Preferred Stock (the "Preferred Stock") of the Company. The Warrants will represent 20% of the shares of the Company's Common Stock on a fully diluted basis. The time of the consummation of the Recapitalization is referred to herein as the "Effective Time."

    In order to finance the Recapitalization and the relevant fees, expenses and commissions, including those payable under this agreement, the Company will require financing of approximately $154.6 million. Of such amount:
(i) approximately $110.0 million has been provided through the issuance and sale of the Senior Notes; (ii) approximately $18.0 million has been provided through the issuance and sale of Preferred Stock and Warrants; (iii) approximately $20.0 million has been provided through the investment of JFLEI; and
(iv) approximately $6.6 million has been provided through the investment of the Continuing Shareholders.

    The Merger Agreement and the documents entered into in connection therewith including, without limitation, the agreements attached thereto as exhibits, are herein collectively referred to as the "Merger Documents." This Purchase Agreement (this "Agreement"), the Notes and the Indenture are herein collectively referred to as the "Offering Documents." The Offering Documents, the Credit Agreement among MergerCo., NationsBank, N.A., as administrative agent, and other lending institutions party thereto (the "New Credit Facility"), to which the Company will become subject upon consummation of the Merger, the Merger Documents and the other documents pursuant to which the Recapitalization will be effected and financed (including, but not limited to, documents providing for the repayment of the Company's existing credit facility between Fleet Capital Corporation and the Company, documents providing for the repayment of the Company's 12 1/4% Subordinated Notes due October 10, 2000 and documents providing for the exercise of the Company's outstanding employee stock options) are herein collectively referred to as the "Transaction Documents."

    2. REPRESENTATIONS AND WARRANTIES. Each of JFLEI and MergerCo., jointly and severally, represents and warrants to the Initial Purchaser that:


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         (a)  The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Memorandum, at the date hereof, does not, and at the Closing Date (as defined below) will not (or, if amended or supplemented, the Final Memorandum as amended or supplemented at the date of any such amendment or supplement and at the Closing Date, will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that JFLEI and MergerCo. make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company or MergerCo. by or on behalf of the Initial Purchaser specifically for inclusion therein.

         (b) Neither the Company, MergerCo. nor any "Affiliate" (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D") ) of the Company or MergerCo. or any person acting on its or their behalf (other than the Initial Purchaser, as to which no representation is made) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

         (c) Neither the Company, MergerCo. nor any Affiliate, or any person acting on its or their behalf (other than the Initial Purchaser, as to which. no representation is made) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes in the United States.

         (d) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

         (e) Neither the Company nor MergerCo. is or, as of the Effective Time, will be an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), without taking account of any exemption arising out of the number of holders of the securities of the Company or MergerCo., as the case may be.

         (f) Neither the Company nor MergerCo. has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company or MergerCo. (except as contemplated by this Agreement and the Merger Documents).

         (g) The consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries set forth in the Final Memorandum fairly present in all material respects- the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods specified therein; since the date of the latest of such financial statements, there has been no change nor any development or event involving a

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    prospective change which has had a material adverse effect on (i) the business, operations, properties, assets, liabilities, net worth, condition (financial or otherwise) or prospects of the Company and its consolidated subsidiaries, taken as a whole as the case may be, or (ii) the ability of the Company to perform any of its obligations (whether existing prior to or as of the Effective Time) under this Agreement, the Registration Rights Agreement, the Indenture, the Notes or any of the other Transaction Documents (a "Material Adverse Effect"); such financial statements and schedules have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly noted in the Final Memorandum); the other financial and statistical information and data set forth in the Final Memorandum (and any amendment or supplement thereto) is, in all material respects, accurately presented and prepared on a basis consistent with such financial statements, except as otherwise stated therein; and the statistical, market-related and projected financial data (including, without limitation, the projected statement of operations data for the year ended January 2, 1998) included in the Final Memorandum are based on or derived from sources which the Company believes to be reliable and accurate and are based upon assumptions and qualifications which the Company considers reasonable and appropriate in all material respects.

         (h) The pro forma financial statements (including the notes thereto) and the other pro forma financial information included in the Final Memorandum (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Exchange Act, (ii) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and (iii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the Prospectus are reasonable in all material respects and the adjustments used therein are appropriate in all material respects to give effect to the transactions or circumstances referred to therein.

         (i) Subsequent to the respective dates as of which information is given in the Preliminary Memorandum and the Final Memorandum, (i) the Company, the subsidiaries of the Company and MergerCo. have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business;
    (ii) the Company and MergerCo. have not purchased any of their outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on their capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company, the subsidiaries of the Company or MergerCo., except in each case as described in or contemplated by the Preliminary Memorandum or the Final Memorandum, as the case may be.

         (j) Each of the Company, the subsidiaries of the Company and MergerCo. has been duly incorporated and is and, as of the Effective Time, will be validly existing as a corporation in good standing under the laws of California, or, in the case of each subsidiary of the Company, the jurisdiction in which it is chartered or organized, and is and, as of the Effective Time, will be duly qualified to do business as a foreign corporation and is and, as of the Effective time, will be in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except in such jurisdictions in which the failure to so qualify, singly or in the aggregate, would not have a Material Adverse Effect.

         (k) Each of the Company, the subsidiaries of the Company and MergerCo. has and, as of the Effective Time, will have full power (corporate and other) to own or lease its properties and conduct its business as described in the Final Memorandum; the Company has full power (corporate and other) to enter into the Registration Rights Agreement, the Indenture and the Merger Agreement and to carry out all the terms and provisions thereof to be carried out by it; MergerCo. has full power (corporate and other) to enter into this Agreement, the Merger Agreement and the New Credit Facility and to carry out all the terms and provisions hereof and thereof to be earned out by it; JFLEI has full power (corporate and other) to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it; the subsidiaries of the Company have full power (corporate and other) to enter into the Registration Rights Agreement and the Indenture and to carry out all the terms and provisions thereof to be carried out by them; and the Company has full power (corporate and other) to succeed to the obligations of MergerCo. under the New Credit Facility upon consummation of the Recapitalization.

         (l) The Company has, and the Company and MergerCo. will have, as of the Effective Time, the authorized, issued and outstanding capitalization as set forth in the Final Memorandum under the caption "Capitalization." All of the issued shares of capital stock of the Company and MergerCo. have been or will be, as of the Effective Time, duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

         (m) There are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or liens related to or entitling any person to purchase or otherwise to acquire any shares of capital stock of, or other ownership interest in, the Company or any subsidiary thereof except as otherwise disclosed in the Final Memorandum. At and as of the Effective Date, there will be no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or liens related to or entitling any person to purchase or otherwise to acquire any shares of capital stock of, or other ownership interest in, the Company or any subsidiary thereof except as otherwise disclosed in the Final Memorandum.

         (n) The issued shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, except for directors' qualifying shares and except as otherwise set forth in the Final Memorandum are and, as of the Effective Time, will be owned of record and beneficially by the Company, either directly or through wholly owned subsidiaries, free and clear of any pledge, lien, encumbrance, security interest, restriction on voting or transfer, preemptive rights or claim of any third party. No subsidiary of the Company is or, as of the Effective Time, will be prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the

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    Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Final Memorandum.

         (o) Neither the Company nor any of its subsidiaries nor MergerCo. is or, as of the Effective Time, neither the Company nor any of its subsidiaries will be (i) in violation of its corporate charter or bylaws,
    (ii) in breach or violation of any law, ordinance, governmental or administrative rule or regulation or court decree or (iii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which its respective properties may be bound, which in the case of (ii) or (iii) would have a Material Adverse Effect.

         (p) The issuance, offering and sale of the Notes to the Initial Purchaser pursuant to this Agreement, the Company succeeding upon consummation of the Recapitalization to MergerCo.'s obligations under the New Credit Facility, the delivery of the Notes under this Agreement, the compliance by the Company and the Guarantors with the other provisions of this Agreement and the provisions of the Registration Rights Agreement, the Indenture, the Notes and the Merger Agreement, the compliance by MergerCo. with the provisions of this Agreement, the Merger Agreement and the New Credit Facility, the compliance by JFLEI with the provisions of this Agreement, the consummation of the other transactions herein and therein contemplated and the consummation of the other transactions contemplated hereby and in the Final Memorandum do not (i) require the consent, approval, authorization, order, registration or qualification of or with any governmental authority or court, except such as may be required under state securities or blue sky laws or except as may be contemplated by the Registration Rights Agreement or (ii) conflict with, result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, any of its subsidiaries or MergerCo. pursuant to, any material contract, loan agreement, note, indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company, any of the subsidiaries of the Company or MergerCo. is a party, or by which the Company, any of the subsidiaries of the Company or MergerCo. or any of their respective properties is bound, or the charter or by-laws of the Company, any of the subsidiaries of the Company or MergerCo., or any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or arbitrator applicable to the Company, any of the subsidiaries of the Company or MergerCo., except as rights to indemnity and contribution may be limited by federal or state securities laws or public policy.

         (q) The Company and the subsidiaries of the Company possess and, as of the Effective Time, will possess all certificates, authorizations and permits (including environmental permits) issued by the appropriate federal, state or foreign regulatory authorities or bodies necessary to conduct their respective businesses, except for those the lack of which would not cause a Material Adverse Effect, and neither the Company, any of its subsidiaries nor MergerCo. has received any notice of proceedings relating to the

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    revocation-or modification of any such certificate, authorization or permit which, singly or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

         (r) No legal or governmental proceedings or investigations are pending to which the Company or any of the subsidiaries of the Company is or, as of the Effective Time, will be a party or to which the property of the Company or any of the subsidiaries of the Company is subject that are not described in the Final Memorandum, and no such proceedings or investigations, to the best knowledge of the Company add MergerCo., have been threatened against the Company, any of the subsidiaries of the Company or MergerCo., or with respect to any of their respective properties, except in each case for such proceedings or investigations that, singly or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

         (s) The Company, each of the subsidiaries of the Company and MergerCo. have and, as of the Effective Time, will have valid title in fee simple to all items of real property and title to all personal property owned by each of them, in each case free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except (i) such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company, such subsidiary or MergerCo. to an extent that such interference would have a Material Adverse Effect, and
    (ii) permitted liens set forth in the Final Memorandum. Any real property and buildings held under lease by the Company, any such subsidiary or MergerCo. are held and, as of the Effective Time, will be held under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made or proposed to be made of such property and buildings by the Company, such subsidiary or MergerCo.

         (t) This Agreement has been duly authorized, executed and delivered by JFLEI and MergerCo.

         (u) The Registration Rights Agreement, the indenture, the New Credit Facility and the Merger Agreement have been or, as of the Effective Time, will have been duly authorized by all necessary corporate actions of the Company and, when duly executed and delivered by the Company (and its subsidiaries, as applicable) and the other parties thereto or, in the case of the New Credit Facility, upon consummation of the Recapitalization, will, both prior to and as of the Effective Time, constitute legal, Valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by
    (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers; or preferential transfers, or (ii) general principles of equity, whether considered at law or at equity, and except as rights to indemnity and contribution in the Registration Rights Agreement may be limited by federal or state securities laws or public policy.

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         (v)  The Merger Agreement and the New Credit Facility have been or, as of the Effective Time, will have been duly authorized by all necessary corporate actions of MergerCo. and the Company and, when duly executed and delivered by MergerCo. and the other parties thereto, will, both prior to and as of the Effective Time, constitute legal, valid and binding obligations of MergerCo., enforceable against MergerCo. in accordance with their terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers, or (ii) general principles of equity, whether considered at law or at equity.

         (w) Prior to the Effective Time, the Notes will have been duly authorized by all necessary corporate action for issuance and sale pursuant to this Agreement and, when executed, authenticated, issued and delivered in the manner provided for in the Indenture and sold and paid for as provided in this Agreement, the Notes will constitute legal, valid and binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers or
    (ii) general principles of equity, whether considered at law or at equity.

         (x) Ernst & Young LLP, who have audited certain financial statements of the Company and its consolidated subsidiaries and delivered their reports with respect to the audited consolidated financial statements and schedules in the Final Memorandum, are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations thereunder.

         (y) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;
    (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (z) Neither the Company nor any of dc subsidiaries of the Company is now or, after giving effect to the issuance of the Notes and the consummation of the transactions contemplated by the Final Memorandum will be (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated businesses or (iii) incurring debts beyond its ability to pay such debts as they become due.

         (aa) The Company and the subsidiaries of the Company own or otherwise possess and, as of the Effective Time, will continue to own or otherwise possess the right to use all patents, trademarks, service marks, trade names and copyrights, all applications and registrations for each of the foregoing, and all other proprietary rights and confidential information used in the conduct of their respective businesses as currently conducted, except to the extent the-absence thereof would not have a Material Adverse Effect; and neither the Company nor any subsidiary of the Company has received any notice, or is otherwise aware, of any infringement of or conflict with the rights of any third party with respect to any of the foregoing which, singly or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

         (bb) The Company and the subsidiaries of the Company are and, as of the Effective Time, will continue to be insured by insurers of recognized financial responsibility (or by appropriate self-insurance) against such losses and risks and in such amounts as are prudent and customary in the businesses and in the locations in or at which they are engaged; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

         (cc) There is (i) no unfair labor practice complaint pending against the Company or any of its subsidiaries or, to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board or any state or local labor relations board, and no significant grievance or more significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its subsidiaries or, to the best knowledge of the Company, threatened against any of them, and (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Company or any of its subsidiaries or, to the best knowledge of the Company, threatened against it or any of its subsidiaries which, in the case of (i) or (ii) is likely to result in a Material Adverse Effect.

         (dd) The Company has and, as of the Effective Time, will have filed all foreign, federal, state and local tax returns that are required to be filed, except insofar as the failure to file such returns, singly or in the aggregate, would not have a Material Adverse Effect, or has requested extensions thereof and in each case has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest.

         (ee) Neither of the Company, MergerCo. nor any Affiliate of the Company or MergerCo. has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation (as such terms are defined under the Exchange Act) of the price of any security of the Company to facilitate the sale or resale of the Notes.

         (ff) Except as disclosed in the Final Memorandum, and except as would not individually or in the aggregate have a Material Adverse Effect (i) the Company and each of its subsidiaries is and, as of the Effective Time, will be in compliance with all applicable Environmental Laws (as defined below),
    (ii) the Company and each its subsidiaries has and, as of the Effective Time, will have all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (iii) there are no pending, or to the best knowledge of the Company or any of its subsidiaries threatened, Environmental Claims (as defined below) against the Company or any of its subsidiaries and (iv) the Company and each of its subsidiaries does not have knowledge of any circumstances with respect to any of their respective properties or operations that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its subsidiaries or any of their respective properties or operations and the business operations relating thereto that would have a Material Adverse Effect. For purposes of this Agreement, the following terms shall have the following meanings:
    "Environmental Law" means, with respect to any person, any federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any published judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment binding on such person or any of its subsidiaries, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any such governmental authority. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

         (gg) The Company has reasonably concluded that any and all costs and liabilities incurred or reasonably expected to be incurred pursuant to any Environmental Law (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and potential liabilities to third parties) would not, singly or in the aggregate, have a Material Adverse Effect.

         (hh) Each certificate signed by any officer of the Company and delivered to the Initial Purchaser or its counsel shall be deemed to be a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.

         (ii) Each certificate signed by any officer of MergerCo. and delivered to the Initial Purchaser or its counsel shall be deemed to be a representation and warranty by MergerCo. to the Initial Purchaser as to the matters covered thereby.

         (jj) Except as stated in the Final Memorandum none of the Company or any of its subsidiaries or MergerCo. knows of any outstanding claims against it for services, either in the nature of a finder's fee, financial advisory fee, origination fee or similar fee, with respect to the transactions contemplated by the Transaction Documents.

         (kk) The guarantees by the subsidiaries have been duly authorized by each of the Guarantors, and, when executed and authenticated in accordance with the provisions of the Indenture, will conform in all material respects to the description thereof in the Final Memorandum, will be valid and binding obligations of each of the Guarantors, will be entitled to the benefits of the Indenture and will be enforceable in accordance with their terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers or (ii) general principles of equity, whether considered at law or at equity..

         (ll) MergerCo. was formed solely for the purpose of consummating the Recapitalization. MergerCo. has no material assets or liabilities, conducts no business and is a party to no material agreements other than this Agreement and as described in the Final Memorandum.

         (mm) The sale of the Notes to the Initial Purchaser does not constitute a "prohibited transaction" (as defined in the Employee Retirement Income Security Act of 1974, as amended).

    3. PURCHASE AND SALE. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, MergerCo. agrees to cause the Company to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company at a purchase price of 97% of the principal amount thereof, plus accrued interest, if any, from August 14, 1997 to the Closing Date, $110,000,000 principal amount of Notes.

    4. DELIVERY AND PAYMENT. Delivery of and payment for the Notes shall be made at 10:00 a.m. New York City time, on August 20, 1997, or such later date as the Initial Purchaser shall designate, which date and time may be postponed by agreement between the Initial Purchaser and MergerCo. (such date and time of delivery and payment for the Notes being herein called the "Closing Date"). Delivery of the Notes shall be made to the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of MergerCo. in immediately available funds or such other manner of payment as may be agreed by MergerCo. and the Initial Purchaser. Delivery of the Notes shall be made at such location as the Initial Purchaser shall reasonably designate at least one business day in advance of the Closing Date and payment for the Notes shall be made at the offices of Shearman & Sterling ("Counsel for the Initial Purchaser"), 599 Lexington Avenue, New York, New York, with any transfer taxes payable in connection with the transfer of the Notes fully paid, against payment of the purchase price therefor. Certificates for the Notes shall be registered in such names and in such denominations as the Initial Purchaser may request not less than two full business days in advance of the Closing Date.

    MergerCo. agrees to have the Notes available for inspection, checking and packaging by the Initial Purchaser in New York, New York, not later than 1:00 p.m. on the business day prior to the Closing Date.

    5. OFFERING OF NOTES BY THE INITIAL PURCHASER. The Initial Purchaser represents and warrants to and agrees with JFLEI and MergerCo. that:

         (a) It has not offered or sold, and will not offer or sell, any Notes except to those it reasonably believes to be (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and that, in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A, or (ii) other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D) that, prior to their purchase of the Notes, deliver to the Initial Purchaser a letter containing the representations and agreements set forth in the form of Annex A to the Final Memorandum.

         (b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States.

         (c) The Initial Purchaser's acquisition of the Notes does not constitute a "prohibited transaction" (as defined in the Employee Retirement Income Security Act of 1974, as amended).

    6.   AGREEMENTS.  MergerCo. agrees with the Initial Purchaser that:

         (a) The Company and MergerCo. will furnish to the Initial Purchaser and to Counsel for the Initial Purchaser, without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as it may reasonably request. The Company and MergerCo. will pay the expenses of printing of all documents relating to the Offering.

         (b) The Company and MergerCo. will not amend or supplement the Final Memorandum unless the Initial Purchaser shall previously have been advised thereof and shall not have objected thereto in writing within ten business days after being furnished a copy thereof.

         (c) Prior to the consummation of the exchange offer made pursuant to the Registration Rights Agreement or the effectiveness of an applicable shelf registration statement if, in the reasonable judgment of the Initial Purchaser, the Initial Purchaser or any of its Affiliates are required to deliver an offering memorandum in connection with sales of, or market-making activities with respect to, the Notes, (a) the Company will periodically amend or supplement the Final Memorandum so that the information contained in the Final Memorandum complies with the requirements of Rule 144A of the Securities Act, (b) the Company will amend or supplement the Final Memorandum when necessary to reflect any material changes in the information provided therein so that the Final Memorandum will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing as of the date the Final Memorandum is so delivered, not misleading and (c) the Company will provide the Initial Purchaser with copies of each such amended or supplemented Final Memorandum, as the Initial Purchaser may reasonably request. MergerCo. and JFLEI hereby expressly acknowledge that the indemnification and contribution provisions of Section 9 hereof are specifically applicable and relate to each offering memorandum, registration statement, prospectus, amendment or supplement referred to in this Section 6(c).

         (d) The Company and MergerCo. will arrange for the qualification of the Notes for sale by the Initial Purchaser under the laws of such jurisdictions as the Initial Purchaser may reasonably designate and will maintain such qualifications in effect as long as required for the sale of the Notes; PROVIDED, HOWEVER, that the Company and MergerCo. shall not be obligated to qualify as a foreign corporation in any jurisdiction in which they are not now so qualified or to take any action that would subject them to general consent to service of process in any jurisdiction in which they are not now so subject or to subject themselves to taxation in any such jurisdiction. MergerCo. or the Company will promptly advise the Initial Purchaser of the receipt by the Company or MergerCo. of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

         (e) Whenever the Company or MergerCo. publishes or makes available to the public (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that could reasonably be expected to be material in the context of the offer and sale of Notes under this Agreement, the same shall immediately notify the Initial Purchaser as to the nature of such information or event. Until the third anniversary of the Closing Date, the Company will notify the Initial Purchaser of (i) any decrease in the rating of the Notes or any other debt securities of the Company by any nationally recognized statistical rating organization (as defined in Rule 436(g) under the Securities Act) or
    (ii) any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating which does not indicate the direction of the possible change, as soon as the Company becomes aware of any such decrease or notice. For a period of two years after the Closing Time, the Company will also deliver to the Initial Purchaser, as soon as available and to the extent individually prepared, and without request, copies of its latest annual report and quarterly statement and any reports of its auditors thereon.

         (f) Neither the Company, MergerCo., any of their Affiliates, nor any person acting on its or their behalf other than the Initial Purchaser, as to which no agreement is made, will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act (other than pursuant to the Registration Rights Agreement).

         (g) Neither the Company, MergerCo., any of their Affiliates, nor any person acting on its or their behalf other than the Initial Purchaser, as to which no agreement is made, will engage, in connection with the offering of the Notes, (i) in any form of general solicitation or general advertising (within the meaning of Regulation D) or
    (ii) in any public offering within the meaning of Section 4(2) of the Securities Act.

         (h) So long as any of the Notes are "restricted securities' within the of Rule 144(a)(3) under the Securities Act, the Company will, during any period 1 which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. Such information, at the date of its provision by the Company to such holders or prospective purchasers, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. This covenant is intended to be for the benefit of the holders and the prospective purchasers designated by such holders from time to time of such restricted securities.

         (i) The Company and MergerCo. will cooperate with the Initial Purchaser and use their best efforts to (i) permit the Notes to be eligible for clearance settlement through The Depository Trust Company and
    (ii) permit the Notes to be designated PORTAL-eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

         (j) The Company and MergerCo. will not, until 180 days following the Closing Date, without the prior written consent of the Initial Purchaser, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Company or MergerCo. (other than the Notes).

         (k) The Company and MergerCo. will apply the net proceeds from the sale of the Notes as set forth in the Final Memorandum under the caption "Use of Proceeds."

    7. CONDITIONS TO THE OBLIGATION OF THE INITIAL PURCHASER. The obligations of the Initial Purchaser to purchase the Notes shall be subject to the accuracy in all material respects of the representations and warranties on the part of the Company, JFLEI and MergerCo. contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time"), and at the Closing Date as specified in Section 7(g), to the accuracy in all material respects of the statements of the Company and MergerCo. made in any certificates pursuant to the provisions hereof, to the performance by the Company and MergerCo. of their obligations hereunder at or prior to the Closing Date and to the following additional conditions:

         (a) The Company shall have entered into a Registration Rights Agreement with the Initial Purchaser substantially in the form attached hereto as Exhibit A.

         (b) The Company and MergerCo. shall have entered into the Merger Agreement attached hereto as Exhibit B. The closing contemplated by the Merger Agreement, including without limitation the Recapitalization, shall be consummated in accordance with the terms of the Merger Agreement contemporaneously with the sale of the Notes pursuant to this Agreement.

         (c) MergerCo. shall have entered into the New Credit Facility with NationsBank, N.A., as administrative agent, and other lending institutions party thereto substantially in the form attached hereto as Exhibit C and the Company shall have succeeded to the obligation of MergerCo. thereunder upon consummation of the Recapitalization. There shall exist at and as of the Closing Date no conditions that would constitute a default (or an event that with notice or the lapse of time, or both, would constitute a default) under the New Credit Facility. On the Closing Date, all conditions to closing under the New Credit Facility shall have been satisfied, and the Company shall have unused commitments of at least $15,000,000 under the New Credit Facility. On the Closing Date, the New Credit Facility shall be in full force and effect and shall not have been modified.

         (d) The Company and the Trustee shall have entered into the Indenture, substantially in the form attached hereto as Exhibit D.

         (e) The Company shall have furnished to the Initial Purchaser the opinion of Gibson, Dunn & Crutcher, L.L.P., Counsel for the Company, dated the Closing Date, substantially to the effect that:

              (i) the Company is a corporation validly existing and in good standing under the laws of California and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except in such jurisdictions in which the failure to so qualify, singly or in the aggregate, would not have a Material Adverse Effect;

              (ii) Each of the Guarantors is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except in such jurisdictions in which the failure to so qualify, singly or in the aggregate, would not have a Material Adverse Effect;

              (iii) the Company has the authorized, issued and outstanding capitalization as set forth in the Final Memorandum under the caption "Capitalization." All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not, to the best of such counsel's knowledge, issued in violation of any preemptive or similar rights;

              (iv) the issued shares of capital stock of each of the Guarantors have been duly authorized and validly issued, are fully paid and nonassessable and, except for directors' qualifying shares and except as otherwise set forth in the Final Memorandum are owned of record and beneficially by the Company, either directly or through wholly owned subsidiaries, free and clear, to the best of such counsel's knowledge, of any pledge, lien, encumbrance, security interest, restriction on voting or transfer, preemptive rights or other defect or claim of any third party;

              (v) this Agreement has bee duly authorized, executed and delivered by MergerCo.;

              (vi) The Merger Agreement has been duly authorized, executed and delivered by the Company and each of the Registration Rights Agreement and the Indenture have been duly authorized, executed and delivered by the Company and the Guarantors and constitute legal, valid and binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantors in accordance with their terms, except as the same may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers or distributions by corporations to shareholders, (B) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, or (C) other customary exceptions specified by such counsel in their opinion and reasonably satisfactory to Counsel for the Initial Purchaser;

              (vii) each of the Merger Agreement and the New Credit Facility have been duly authorized, executed and delivered by MergerCo. and the New Credit Facility has been duly authorized by the Company and each such document constitutes a legal, valid and binding obligation of MergerCo. as of the time of its execution and of the Company as of the Effective Time, enforceable against MergerCo. or the Company, as the case may be, in accordance with its terms, except as the same may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers or distributions by corporations to shareholders, (B) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, or (C) other customary exceptions specified by such counsel in their opinion and reasonably satisfactory to Counsel for the Initial Purchaser;

              (viii) the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms, except as may be limited by

         (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers or distributions by corporations to shareholders, (B) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, or (C) other customary exceptions specified by such counsel in their opinion and reasonably satisfactory to Counsel for the Initial Purchaser;

              (ix) the statements set forth under the headings "The Transactions," "Description of Senior Notes," "Description of New Credit Facility," "Description of Preferred Stock and Warrants" and "Plan of Distribution" in the Final Memorandum, insofar as such statements constitute summaries of the legal matters, documents and proceedings, referred to therein, fairly summarize the matters referred to therein;

              (x) the issuance, offering, sale and delivery of the Notes to the initial Purchaser pursuant to this Agreement, the Company succeeding upon consummation of the Recapitalization to MergerCo.'s obligations under the New Credit Facility, the delivery of the Notes under this Agreement, the compliance by the Company and the Guarantors with the other provisions of this Agreement and the provisions of the Registration Rights Agreement, the Indenture, the Notes and the Merger Agreement, the compliance by MergerCo. with the provisions of this Agreement, the Merger Agreement and the New Credit Facility, the consummation of the other transactions herein and therein contemplated and the consummation of the other transactions contemplated hereby and in the Final Memorandum do not (i) require the consent, approval, authorization, order, registration or qualification of or with any governmental authority or court, except such as may be required under state securities or blue sky laws or except as may be contemplated by the Registration Rights Agreement or (ii) (a) conflict with, result in a breach or violation of, or constitute a default under the charter or by-laws of the Company, any of the subsidiaries of the Company or MergerCo. or, (b) result in a breach or violation of, or constitute a default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, any of its subsidiaries or MergerCo. pursuant to (1) any material contract, loan agreement, note, indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company, any of the subsidiaries of the Company or MergerCo. is a party, or by which the Company, any of the subsidiaries of the Company or MergerCo. or any of their respective properties is bound that has been identified to such Counsel as being the only such documents that are material to the Company, such subsidiary or Merger Co., as applicable, by officers of such entity pursuant to an officers' certificate attached to such opinion, or, (2) to the best of such Counsel's knowledge, (x) any statute, rule or regulation that in such counsel's experience is generally applicable to transactions of the type contemplated by the Final Memorandum and the Merger Agreement or (y) any judgment, order or decree of any governmental authority or court or arbitrator applicable to the Company, any of the subsidiaries of the Company or MergerCo., except as rights to indemnity and contribution may be limited by federal or state securities laws or public policy.

              (xi) To the best knowledge of such counsel, there are no pending or threatened legal or governmental proceedings to which the Company is a party that would be required under the Securities Act to be described in a registration statement or a prospectus delivered at the time of the confirmation of the sale of an offering of securities registered under the Securities Act that are not described in the Final Memorandum, or, to such counsel's best knowledge after due inquiry, that seek to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to the Initial Purchaser;

              (xii) assuming the accuracy of the representations and warranties of the Initial Purchaser and compliance by it with its agreements contained herein, no registration of the Notes under the Securities Act is required, and no qualification of the Indenture under the Trust Indenture Act of 1939 is necessary, for the offer and sale by the Initial Purchaser of the Notes in the manner contemplated by this Agreement; and

              (xiii) Neither the Company nor MergerCo. is an "investment company" within the meaning of the Investment Company Act without taking account of any exemption arising out of the number of holders of securities of the Company or MergerCo.

         In addition, such counsel shall also state that such counsel has participated in conferences with officers and representatives of the Company and MergerCo., representatives of the independent public accountants for the Company and the Initial Purchaser at which the contents of the Final Memorandum and related matters were discussed, and no facts have come to the attention of such counsel that lead such counsel to believe that the Final Memorandum, as of its date or as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which there were made, not misleading (it being understood that such counsel need express no belief or opinion with respect to the financial statements and other financial data included therein).

         In rendering the opinions set forth in paragraph (iii) and (iv) above, such counsel may rely, to the extent such opinions relate to issuances of Common Stock by the Company prior to the Recapitalization and as specified in such opinion, upon the opinion of Morrison & Foerster LLP.

         All references in this Section 7(e) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the Closing Date.

         (f) The Initial Purchaser shall have received from Shearman & Sterling, Counsel for the Initial Purchaser such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes and other related matters as the Initial Purchaser may reasonably require, and the Company and MergerCo. shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters;

         (g) (i) the representations and warranties on the part of the Company and MergerCo. in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company and MergerCo. shall have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

              (ii) since the date of the most recent financial statements included in the Final Memorandum, there shall have been no change nor any development or event involving a prospective change constituting a Material Adverse Effect; and

              (iii) the Company shall have furnished to the Initial Purchaser a certificate of the Company signed by the chief executive officer and the principal financial or accounting officer of the Company dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and to the effect set forth in clauses (i) and (ii) above.

         (h) At the Execution Time and at the Closing Date, Ernst & Young LLP shall have furnished to the Initial Purchaser a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchaser, confirming that they are independent accountants within the meaning of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder and Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and otherwise satisfactory in form and substance to the Initial Purchaser and its Counsel.

         (i) The Notes shall have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

         (j) (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Final Memorandum losses or interferences with their businesses, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Final Memorandum or (ii) since such date, there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company or its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Final Memorandum, the effect of which, in any such case described in clause (i) or (ii), is, in the reasonable judgment of the Initial Purchaser, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated herein and in the Final Memorandum.

         (k) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or The NASDAQ Stock Market's National Market, or in the over-the-counter market shall have been suspended or materially limited, or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared by federal or New York State authorities; (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States; or
    (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the reasonable judgment of the Initial Purchaser, impracticable or inadvisable to proceed with the offering or delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated herein and in the Final Memorandum.

         (l) None of the issuance and sale of the Notes pursuant to this Agreement, the Recapitalization or any of the other transactions contemplated by any of the Transaction Documents or the Final Memorandum shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued or any action, suit or proceeding shall have been commenced with respect to this Agreement, the Merger Agreement, the New Credit Facility, the Recapitalization or any of the other transactions contemplated by the Final Memorandum, before any court or governmental authority.

         (m) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

         (n) The Company shall have furnished to the Initial Purchaser the opinion of Houlihan Lokey Howard & Zukin Capital, in form and substance acceptable to Counsel for the Initial Purchaser, attesting to the solvency of each of the Company and its subsidiaries after giving effect to the Recapitalization.

         (o) Prior to the Closing Date, the Company shall have furnished to the Initial Purchaser such further information, certificates and documents as the Initial Purchaser may reasonably request.

    If any of the conditions specified in this Section 7 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchaser and Counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be canceled at the Closing Date by the Initial Purchaser. Notice of such cancellation shall be given to the Company and MergerCo. in writing or by telephone or telegraph confirmed in writing.

    The documents required to be delivered by this Section 7 will be delivered at the office of Counsel for Company, at 200 Park Avenue, New York, New York, on the Closing Date.

    8. PAYMENT OF EXPENSES. MergerCo. hereby agrees that the Company and MergerCo. shall, whether or not the transactions contemplated by this Agreement are consummated, pay all expenses incident to the performance of their obligations under this Agreement, including the fees and disbursements of their accountants and counsel, the cost of printing and delivery of the Preliminary Memorandum, the Final Memorandum, all amendments thereof and supplements thereto, this Agreement and all other documents relating to the offering, the cost of preparing, printing, packaging and delivering the Notes, the fees and disbursements, including fees of counsel incurred in compliance with
Section 6(d), the fees and disbursements of the Trustee, the fees of any agency that rates the Notes and the fees and expenses incurred in connection with the admission of the Notes for trading in the PORTAL system. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 6 hereof is not satisfied or because of any refusal, inability or failure on the part of the Company or MergerCo. to perform any agreement herein or comply with any provision hereof other than by reason of default by the Initial Purchaser in payment for the Notes on the Closing Date, JFLEI and MergerCo. will reimburse the Initial Purchaser upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by it in connection with the proposed purchase and sale of the Notes.

    9. INDEMNIFICATION AND CONTRIBUTION. (a) JFLEI and MergerCo. agree to indemnify and hold harmless the Initial Purchaser, the directors, officers, employees and agents of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any information provided by the Company or MergerCo. or any of their Affiliates or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that JFLEI and MergerCo. will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission

(i) made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein or (ii) made in the Preliminary Memorandum if a copy of the Final Memorandum was not delivered by or on behalf of the Initial Purchaser to the person asserting any claim against the Initial Purchaser, the Final Memorandum was required by law to have been so delivered by the Initial Purchaser and the untrue statement contained in or omission from such Preliminary Memorandum was corrected in the Final Memorandum; and PROVIDED, FURTHER, that the liability of JFLEI under this subparagraph (a) shall be limited to $2,500,000. This indemnity agreement will be in addition to any liability which the Company, JFLEI or MergerCo. may otherwise have.

         (b) The Initial Purchaser agrees to indemnify and hold harmless JFLEI and MergerCo., their directors, their officers, and each person who controls JFLEI or MergerCo. within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from JFLEI and MergerCo. to the Initial Purchaser, but only with reference to written information relating to the Initial Purchaser furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which the Initial Purchaser may otherwise have. The JFLEI and MergerCo. acknowledge that the statements set forth in the last paragraph of the cover page, the last paragraph on page ii and under the heading "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Memorandum or the Final Memorandum (or any amendment or supplement thereto).

         (c)  Promptly after receipt by an indemnified party under this
Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party
(i) will riot relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); PROVIDED, HOWEVER, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party,
(iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by NationsBanc Capital Markets, Inc. in the case of parties indemnified pursuant to-paragraph (a) above and by JFLEI or MergerCo., as the case may be, in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (not to be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment to the extent required by paragraph (a) or (b) above, as applicable. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third and fourth sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 20 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least five days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

         (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 9 is unavailable to or insufficient to hold harmless an indemnified party for any reason, JFLEI, MergerCo. and the Initial Purchaser agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, "Losses") to which JFLEI, MergerCo. and the Initial Purchaser may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, JFLEI and MergerCo. on the one hand and by the Initial Purchaser on the other hand from the offering of the Notes; PROVIDED, HOWEVER, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Notes purchased by the Initial Purchaser hereunder; and PROVIDED, further, that in no case shall the liability of JFLEI under this subparagraph (d) exceed $2,500,000. If the allocation provided by the immediately preceding sentence is unavailable for any reason, JFLEI, MergerCo. and the Initial Purchaser shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, JFLEI and of MergerCo. on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company, JFLEI and MergerCo. shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions received by the Initial Purchaser from MergerCo. in connection with the purchase of the Notes hereunder. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company, JFLEI, MergerCo. or the Initial Purchaser. JFLEI, MergerCo. and the Initial Purchaser agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take, into account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person who controls the Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of the Initial Purchaser shall have the same rights to contribution as the Initial Purchaser, and each person who controls JFLEI or MergerCo. within the meaning of either the Securities Act or Exchange Act and each officer and director of JFLEI or MergerCo. shall have the same rights to contribution as JFLEI or MergerCo., respectively, subject in each case to the applicable terms and conditions of this paragraph (d).

    10. TERMINATION. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchaser, by notice given to MergerCo. prior to delivery of and payment for the Notes, if prior to such time any of the events described in Section 7(j) or 7(k) shall have occurred or if the Initial Purchaser shall decline to purchase the Notes for any reason permitted under this Agreement.

    11. REPRESENTATIONS AND INDEMNITIES TO SURVIVE. The respective agreements, representations, warranties, indemnities and other statements of the Company, JFLEI, MergerCo- or their officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser, the Company, JFLEI or MergerCo. or any of the officers, directors or controlling persons referred to in Section 9 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 8 and 9 hereof shall survive the termination or cancellation of this Agreement.

    12. NOTICES. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchaser, will be mailed, delivered or telecopied and confirmed to it at 100 North Tryon Street, Charlotte, North Carolina 28255, Attention: William Casperson, or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to the Company at 2250 South Tenth Street, San Jose, California 95112, Attention: Dave Wordington, Vice President, Finance or, if sent to JFLEI or MergerCo., will be mailed, delivered or telecopied and confirmed to JFLEI or MergerCo. c/o J.F. Lehman & Company, 450 Park Avenue, Sixth Floor, New York, New York 10022,
Attention:  Keith Oster.

    13. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 9 hereof, and no other person will have any right or obligation hereunder.

    14. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

    15. BUSINESS DAY. For purposes of this Agreement, "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law, executive order or regulation to close.

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

    18. EXPIRATION OF LIABILITY OF JFLEI. Notwithstanding any provisions in this Agreement to the contrary, JFLEI shall have no liability whatsoever pursuant to this Agreement at any time after the Effective Time.

    If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreemenet and your acceptance shall represent a binding agreement between MergerCo., JFLEI and the Initial Purchaser.

                                  Very truly yours,

                                  JFL MERGERCO.


                                  By:
                                      -----------------------------
                                      Name:
                                      Title:


                                  J.F. LEHMAN EQUITY INVESTORS I, L.P.


                                  By:
                                      -----------------------------
                                      Name:
                                      Title:


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

NATIONSBANC CAPITAL MARKETS, INC.


By:
   ----------------------------
   Name:
   Title:

                                      Exhibit A

                            Registration Rights Agreement

                                      Exhibit B

                             Agreement and Plan of Merger

                                      Exhibit C

                                   Credit Agreement

                                      Exhibit D

                                      Indenture